Exhibit 99.1

INTERNATIONAL PAPER PLAZA
400 ATLANTIC STREET
STAMFORD, CT 06921

News Release

Media Contacts:	Jennifer Boardman, (203) 541-8407
Marshall Murphy, (901) 419-4050

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper Completes Sale of

Industrial Papers Business to Kohlberg & Company, LLC

STAMFORD, Conn. –June 1, 2005 – International Paper (NYSE: IP) has completed the sale of its Industrial Papers business to an affiliate of Kohlberg & Company, LLC of Mt. Kisco, N.Y. Subject to certain adjustments to be made after closing, the company anticipates cash proceeds from the transaction will be approximately $180 million.

The Industrial Papers Business includes the lightweight packaging papers and pressure sensitive papers segments and related converting assets. Included in the sale are the DePere and Kaukauna, Wis., Mills; the Akrosil business with facilities in Menasha, Wis., Lancaster, Ohio, and Heerlen, Netherlands; and Thilmany Packaging located at the Kaukauna Mill. The business employs approximately 1,400 people. Also included is an agreement to manufacture lightweight specialty papers produced at IP’s Androscoggin, Maine, Mill.

Founded in 1987, Kohlberg & Company is a private equity firm with offices in Mt. Kisco, New York and Palo Alto, California. Together with its affiliates, Kohlberg manages more $3.7 billion of capital. Through its affiliates, Kohlberg has completed over 75 acquisitions and recapitalization transactions in a variety of industries, including a focus on investments in the manufacturing, healthcare, consumer products and service industries.

International Paper (www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. Headquartered in the United States, IP has operations in over 40 countries and sells its products in more than 120 nations.

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